EXHIBIT 99.1

America’s Car-Mart, Inc. Completes $300 Million Term Securitization

ROGERS, Ark., Oct. 11, 2024 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (the “Company”) announced today that it has completed a term securitization transaction involving the issuance of $300 million in principal amount of asset-backed notes with an overall weighted average coupon of 7.44%.   The advance rate for this transaction was 59.15%.

ACM Auto Trust 2024-2 issued $228.2 million of Class A Notes and $71.8 million of Class B Notes. The Class A Notes have a coupon rate of 6.06% and the Class B Notes have a coupon rate of 9.21%.

“We are pleased with the successful completion of our second term securitization of 2024, with benchmark rate and spread improvements resulting in a 198 basis point improvement in the weighted average coupon compared to our January 2024 transaction,” said Vickie Judy, Chief Financial Officer.

ACM Auto Trust 2024-2 is an indirect subsidiary of the Company. The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About America's Car-Mart

America’s Car-Mart operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, please visit our website at www.car-mart.com.

Contacts:
Investor_relations@car-mart.com Vickie D. Judy, CFO at (479) 464-9944